UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 4 to Form 8-A

Originally Filed on January 5, 2010

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

IFM Investments Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

26/A, East Wing, Hanwei Plaza

No. 7 Guanghua Road, Chaoyang District

Beijing 100004, People’s Republic of China

(Address of principal executive offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
American depositary shares, each representing forty-five (45) Class A ordinary shares	New York Stock Exchange, Inc.
Class A ordinary shares, par value US$0.001 per share *	New York Stock Exchange, Inc.
Series A Junior Participating Preferred Shares**	New York Stock Exchange, Inc.

*            Application to be made for listing, not for trading, but only in connection with the registration of American Depositary Shares pursuant to requirements of the Securities and Exchange Commission.

**     See the second paragraph of Item 1.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-164216 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented by adding the following at the end thereof:

On June 6, 2012, the Registrant entered into a First Amendment to the Rights Agreement dated as of November 17, 2010 (the “Rights Agreement”) between the Registrant and American Stock Transfer & Trust Company, L.L.C., as Rights Agent (the “First Amendment”), pursuant to which the definition of “Acquiring Person” has been amended. A copy of the First Amendment was filed with the Securities and Exchange Commission as Exhibit 2.1 to a Report on Form 6-K, dated as of June 11, 2012, and is incorporated herein by reference.

On November 15, 2013, the Registrant entered into a Second Amendment to the Rights Agreement (the “Second Amendment”), pursuant to which the Final Expiration Date (as defined in the Rights Agreement) has been changed to November 17, 2016. A copy of the Second Amendment was filed with the Securities and Exchange Commission as Exhibit 2.1 to a Report on Form 6-K, dated as of November 15, 2013, and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IFM Investments Limited

	By:	/s/ Donald Zhang
Donald Zhang
Chairman and Chief Executive Officer

Dated: November 21, 2013